Exhibit 6.16

FIRST AMENDMENT TO SECURED PROMISSORY NOTE

This First Amendment to Secured Promissory Note (“First Amendment”) is entered into as of July 20, 2015, by and between ELIO MOTORS, INC., an Arizona corporation (“Borrower”), and STUART LICHTER, an individual (“Lender”).

RECITALS:

A.           Borrower executed that certain Secured Promissory Note dated as of June 19, 2014 (“Note”) for the benefit of Lender in the original principal amount of Six Hundred Thousand Dollars ($600,000.00).

B.           The Note had a Maturity Date of December 31, 2014.

C.           Lender and Borrower mutually desire to extend the Maturity Date to July 31, 2016 in accordance with the terms and conditions hereto.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Recitals/Definitions.  The foregoing recitals are hereby incorporated into and made a part of this First Amendment by this reference.  All capitalized terms in this First Amendment shall have the same meanings ascribed thereto in the Note, unless otherwise provided herein.

2.           Effective Date of Amendment.  This First Amendment shall be effective as of December 31, 2014.

3.           Maturity Date.  The Maturity Date set forth in the Note is extended such that the Maturity Date shall now mean July 31, 2016.

4.           Effect of First Amendment.  Except as specifically amended by this First Amendment, all of the terms and conditions of the Note continue in full force and effect.  In the event of any conflict between the terms of this First Amendment and the terms of the Note, the terms of this First Amendment shall prevail.

5.           Counterpart and Electronic Copies.  This First Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same First Amendment.  The parties shall be entitled to sign and transmit an electronic signature of this First Amendment (whether by facsimile, PDF or other email transmission), which signature shall be binding on the party whose name is contained therein.  Any party providing an electronic signature agrees to promptly execute and deliver to the other parties an original signed First Amendment, upon request.

6.           Entire Agreement.  This First Amendment contains the entire understanding and agreement between the parties relating to the matters covered hereby and supersedes all prior or contemporaneous negotiations, arrangements, agreements, understandings, representations, and statements, whether oral or written, with respect to the matters covered hereby, all of which are merged herein and shall be of no further force or effect.

[Signature on following page]

IN WITNESS WHEREOF, Borrower and Lender have executed this First Amendment to Secured Promissory Note as of the date first written above.

BORROWER:

ELIO MOTORS, INC., an Arizona corporation

By:	/s/Paul Elio
Paul Elio
Chief Executive Officer

LENDER:

By:	/s/Stuart Lichter
Stuart Lichter